Exhibit 99.1

Contact:	Jonathan Friedland
The Walt Disney Company
818-560-8306

THE WALT DISNEY COMPANY ANNOUNCES REDEMPTION

OF 2.125% CONVERTIBLE SENIOR NOTES DUE 2023

BURBANK, CA, March 14, 2008—The Walt Disney Company (NYSE: DIS) announced today that it will redeem all of its outstanding 2.125% Convertible Senior Notes due 2023 (CUSIP No. 254687AU0), on April 15, 2008 (the “Redemption Date”) at 100% of the principal amount of the Notes plus accrued interest to the Redemption Date. Wells Fargo Bank shall act as the Paying Agent.

In lieu of surrendering the Notes for redemption, holders may elect to convert the Notes or any portion thereof which is $1,000 or an integral multiple of $1,000, into shares of Disney Common Stock. The conversion rate is 33.9443 shares of Disney Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of $29.46 per share). Cash will be paid in lieu of fractional shares. Wells Fargo Bank shall act as the Conversion Agent. In order to exercise the conversion right, Notes must be surrendered for conversion to the Conversion Agent prior to the close of business on April 11, 2008. After that time, holders will be entitled only to the redemption price for the Notes.

ABOUT THE WALT DISNEY COMPANY:

The Walt Disney Company (NYSE:DIS), together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise with four business segments: media networks, parks and resorts, studio entertainment and consumer products. Disney is a Dow 30 company, had annual revenues of more than $35 billion in its most recent fiscal year, and a market capitalization of nearly $59 billion as of March 12, 2008.